ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 12th day of May 2006 by and between Coroware Technologies Inc., (“Buyer”) a Florida corporation, and a wholly owned subsidiary of Innova Holdings, Inc., (“Buyer’s Parent”) a Delaware corporation with its business address at 17105 San Carlos Blvd., Suite A6151, Fort Myers Beach, Florida 33931 and CoroWare, Inc., a Washington corporation, (“Seller”) with a business address at 677 120th Avenue NE, #153, Bellevue, WA  98005.

WHEREAS, Seller is engaged in the business of providing innovative systems integration with particular expertise in the area of mobile service robotics and through its wholly owned subsidiary is a robotic standards conformance organization and is the sole commercial developer of test services and products for JAUS compliance (the “Business”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all of Seller's right, title and interest in and to all of Seller's tangible and intangible assets used in the operation of the Business, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Buyer and Seller hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions. As used in this Agreement, the following terns shall have the meanings indicated below:

"Assets" has the meaning ascribed to it in Section 2.1

"Assumed Liabilities" has the meaning ascribed to it in Section 2.3(a).

"Bill of Sale" means the Bill of Sale for the Assets, in the form attached hereto as Exhibit A, to be delivered at the Closing.

"Business" means all products and Services provided by Seller.

"Buyer" has the meaning ascribed to it in the forepart of this Agreement.

"Buyer Ancillary Agreements" has the meaning ascribed to it in Section 7.2.

"Buyer MAE" means an effect materially and adversely affecting the ability of Buyer or Buyer’s Parent to conduct the critical aspects of their businesses substantially as conducted on the date hereof.

"Cash Purchase Price" has the meaning ascribed to it in Section 3.2(b)(i).

"Closing" has the meaning ascribed to it in Section 4.1.

"Closing Date" has the meaning ascribed to it in Section 4.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all written and oral contracts, agreements, employment agreements, consulting agreements and service agreements (excluding Real Property Leases), in each case including all amendments thereto.

"Employee Benefit Plans" means all retirement, disability, sick leave, medical, dental and other health insurance, life insurance, severance, stock options, deferred compensation and vacation and all other employee benefit plans within the meaning of Section 3(3) of ERISA.

"Employees" has the meaning ascribed to it in Section 6.12.

"Encumbrances" means all liabilities, obligations, pledges, security interests, liens, claims, encumbrances or charges.

"Environmental Law" has the meaning ascribed to it in Section 6.14(c).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Plans" has the meaning ascribed to it in Section 6.15(a).

"Excluded Assets" has the meaning ascribed to it in Section 2.2.

"Financial Statements" means the audited financial statements of Seller for the years ended December 31, 2004 and 2005.

"GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

"Hazardous Material" has the meaning ascribed to it in Section 6.14(c).

"Intellectual Property" means all patents and patent rights, trademarks and trademark rights, inventions, service marks, designations, logos, copyrights and copyright rights, software including source code, customer lists, drawings and designs and lists of contacts in the software and technology systems engineering and military industries.

“JAUS” shall mean the Joint Architecture for Unmanned Ground Systems (JAUS) standards committee for which Coroware Test Labs, a wholly owned subsidiary of Seller is the first robotic standards conformance organization and is the sole commercial developer of test services and products for JAUS compliance.”

“Lawsuit” shall mean that certain lawsuit brought by Manor Systems, LLC. Against Lloyd Spencer and Seller.

"Litigation" means any litigation, judicial, administrative or arbitral action, proceeding or claim.

"Permits" means all permits, licenses, franchises, certificates of authority and other governmental authorizations, approvals and consents.

"Retained Liabilities" has the meaning ascribed to it in Section 2.3(b).

"Seller" has the meaning ascribed to it in the forepart of this Agreement.

"Seller Ancillary Agreements" has the meaning ascribed to it in Section 6.2.

"Seller ERISA Affiliate" has the meaning ascribed to it in Section 6.15(b).

"Seller MAE" means an effect materially and adversely affecting the ability of Seller to conduct the critical aspects of the Business substantially as conducted on the date hereof.

"Tangible Personal Property" means all machinery, mobile or otherwise, equipment (including computer hardware and communications equipment), equipment including research and development equipment, testing equipment and robotic equipment, vehicles, tools, fixtures, furniture and furnishings and other personal property.

"Taxes" means all taxes, assessments, fees, interest penalties and governmental charges.

"Third Party Claims" has the meaning ascribed to it in Section 10.4.

1.2
Interpretation. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1         Purchase and Sale of Assets. Upon the terms and conditions herein set forth, Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller at the Closing, all of Seller’s right, title and interest in and to all of Seller's, tangible and intangible assets relating to or used in connection with the Business, including, without limitation, those specifically listed below (collectively, the "Assets") free and clear of all Encumbrances:

(a)
All tangible assets of every kind and description wherever located, including, without limitation, all hardware, software, machinery, equipment leasehold improvements, all robotic equipment, research and development equipment, and testing equipment, hardware, fixtures, shelving, furniture, furnishings, telephone systems, files, records and other items of similar character relating to the Business, wherever located (collectively the “Equipment”), specifically including the items listed on Schedule 2.1(a).

(b)	All inventories relating to the Business, wherever located (the “Inventory”), and described by individual part on a list to be attached as Schedule 2.1(b;

(c)	All spare parts, supplies, packaging materials, consumable materials and other items of similar character used in the operation of the Business;

(d)
All books, records, manuals and other materials of the Business, including, without limitation, all sales records, customer lists and records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, and quality control records, manuals and procedures wherever located;

(e)
All intangible assets including without limitation all employee relations, customer contacts in the military and homeland security markets, contacts with Microsoft, all other customer contacts, all purchased and developed software and related source code which includes all software and related source code for JAUS,

(f)
All other intellectual property, specifically including without limitation all logos, and all other similar interests relating to the operation of the Business to which the Seller has any right of ownership, use or otherwise (the “Intellectual Property”). Except for trade names listed in (g), below, Schedule 2.1(f) designates all Intellectual Property for which a filing or registration has occurred;

(g)
All of the Seller’s right, title and interest in and to the name “CoroWare,” and “CoroWare Test Labs” and any derivatives thereof employed in the Business, and any other names used by Seller, including those for which a filing or registration has occurred and which are listed on Schedule 2.1(f).

(h)	The goodwill and going concern value of the Business;

(i)	All Permits used in the Business, which Permits are listed on Schedule 2.1(i);

(j)
All of the Seller’s right, title and interest in, to and under all distributor, vendor or customer contracts or licenses, purchase orders, sales orders, leases, license agreements, non-disclosure agreements, supply agreements and other agreements of the Business, including those set forth in Schedule 2.1(j) attached hereto (which schedule shall be separated by categories, including a category for Supply Agreements), which Buyer chooses to assume and as so indicated as assumed on Schedule 2.1(j) (the “Assumed Contracts”), provided, however, that Seller shall remain solely responsible for any breach of an Assumed Contract occurring prior to Closing, or any act or omission of Seller regarding an Assumed Contract which occurs prior to Closing;

(k)	The current listings and right to use the telephone and fax numbers and e-mail addresses currently being used by the Business, including but not limited to the numbers listed on Schedule 2.1(k);

(l)	The URL sites described on Schedule 2.1(l); and

(m)	All claims of the Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

(n)
All accounts receivable of every kind including Accounts Receivable billed and uncollected as of the closing date, and all unbilled services up through the end of business on the day preceding the closing of this Agreement, as well as all amounts due from employees.

(o)
All available cash as of the end of business on the date immediately preceding the closing date as further discussed in Section 2.3 (a) (ii). Additionally, all cash received by Seller after the Closing from sources which are part of or related to the assets purchased and the assumed liabilities in this Agreement shall promptly be paid to Buyer via bank wire transfer.

(p)
All of Seller’s interest in Seller’s subsidiary CoroWare Test Labs, Inc. (CTL), a Pennsylvania corporation, comprising 100 out of 100 issued shares of common stock, representing 100% ownership of CTL and any other subsidiaries owned by Seller.

All of the assets being purchased by the Buyer listed in this Paragraph 1.1 are hereinafter referred to as the “Assets.” Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets unless Buyer expressly assumes that liability pursuant to Section 2.3(a).

2.2
Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)	all minute books, stock Records and corporate seals;

(b)	the shares of capital stock of Seller held in treasury;

(c)	all rights of Seller under this Agreement, the Bill of Sale, and the Promissory Note.

2.3	Assumption of Liabilities.

(a)	On the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

(i)	all liabilities and obligations of Seller arising on or after the Closing Date under the Assumed Contracts listed on Schedule 2.3;

(ii)
all liability listed on Schedule 2.3 attached hereto and made a part hereof, which shall include accounts payable incurred through the Closing Date in the normal course of business, bank credit card debt up to an amount of $98,168.33, and a loan payable to Lloyd Spencer in the amount of $5,279.13. All cash received by Seller up to and including the close of business on the day immediately preceding the closing date shall be used exclusively for the purposes of paying all business related accounts payable, bank credit card debt and/or payroll. Any remaining cash available as of the close of business on the date immediately preceding the closing date shall be transferred to the Buyer. In no event, however, shall the amount of liabilities assumed in excess of the bank credit card debt of up to an amount of $98,168.33 assumed as determined by this Section 2.3 (a) (ii) of this Agreement be greater than $100,000 of the total of the Acccounts Receivable assets purchased as determined in Section 2.1 (n) of this Agreement and the Cash assets purchased as determined in Section 2.1(o) of this Agreement.

(b)	All other Liabilities of Seller (the "Retained Liabilities") shall remain the liability of Seller after closing.

ARTICLE III
PAYMENT TO SELLER

3.1	Consideration for the Assets.

(a)
The consideration for the Assets (the “Purchase Price”) subject to adjustment as set forth in (b) below shall be (i). up to $450,000 in cash (“Cash Portion”) of which $100,000 is guaranteed ; (ii). up to $1,200,000 million in the restricted common stock of Buyer’s Parent , (“Stock Portion”) and (iii). stock options for 12.0 million shares, exercisable at $.018 (“Option Portion”) to be allocated to employees of Seller each as more fully described below. At the Closing, and thereafter, the Purchase Price shall be delivered by Buyer to Seller as set forth in Sections 3.2 and 3.3, below:

(b)
In the event Buyer is required to pay by law, any of Seller’s or Seller’s wholly owned subsidiaries liabilities, in excess of the amount of the Assumed Liabilities, then the purchase price shall be reduced by the amount paid by Buyer with respect to such Retained Liabilities. Such amounts shall first reduce the cash portion of the purchase price and the balance, if any, shall reduce the number of shares of stock to be paid by Buyer to Seller.

3.2	Cash Portion of the Purchase Price.

(a)
Guaranteed Payment. Buyer shall pay to Seller (i) on Closing in immediately available funds the amount of $30,000; (ii) on or prior to the date which is one month after closing, the amount of $20,000; and (iii) $10,000 in each month for five months beginning on the date which is six months after closing for an aggregate guaranteed amount of $100,000.

(b)
Performance Payment. (i) If during any of the first four quarters after closing, Buyer sales reach $300,000 or more for such quarter, Buyer shall pay Seller an additional $25,000 for each quarter sales reached $300,000 or more (maximum $100,000) and gross profit percentage, as defined in paragraph 3 below, is no less than 40%. Additionally, if during the first four quarters following closing, Buyer has sales of at least One and One-half Million Dollars ($1,500,000) and the gross profit percentage is no less than 40%, Buyer shall pay Seller an additional $125,000 and if Buyer has sales of at least Two Million Dollars and the gross profit percentage is no less than 40% the total amount paid shall be increased by an additional $125,000 or a total of $250,000.

An adjustment will be made to the cash to be paid in accordance with this Section 3.2 (b) - Performance Payment by the net amounts of the totals from Section 2.1 (n), Section 2.1 (o) reduced by the total of Section 2.3 (a) (ii); all Sections refer to this Agreement. If the net amount of the adjustment is positive, the cash Performance Payments will be increased proportionally to include the net increase. If the net amount of the adjustment is negative, then up to $98,168.33 of the negative adjustment will be applied against Valuation Share payments at the then prevailing stock price, based upon the closing stock price of Buyer’s Parent on the date immediately before such payment. Amounts of negative adjustment greater than $98,168 will be applied against the cash Performance Payments proportionally, such that the cash Performance Payments will be reduced on a dollar for dollar basis up to the amount of the total negative adjustment less $98,168.33.

If the gross profit percentage in any of these quarters is less than 40% but at least 25%, then the Buyer shall pay Seller a portion of the indicated cash Performance Payments for each quarter in accordance with the following schedule:

Gross Profit %	Payout %
Less than 25%	-0-%
25%	50%
25% to 40%	Prorated from 50% to 100%
40%	100%

3.3	Stock Portion of the Purchase Price.

(a)	Definitions.

(i)	“Valuation Shares” shall mean Thirty Million Shares (30,000,000) of the Buyer’s Parents restricted common stock.

(ii)	“Escrow Shares” shall mean Twelve Million Five Hundred Thousand shares (12,500,000) of the Buyer’s Parents restricted common stock.

(iii)
“Adjusted Valuation Shares” shall mean Seventeen Million Five Hundred Thousand shares (17,500,000) of the Buyer’s Parents restricted common stock and following final disposition of the Lawsuit shall be increased by the Escrow Shares returned to Buyer for the purpose of increasing the Adjusted Valuation Shares in accordance with the terms of the Escrow Agreement attached hereto as Exhibit E.

(b)
Payment of Escrow Shares. The Escrow Shares shall be held in Escrow and released to increase the Adjusted Valuation Shares upon final resolution of the Lawsuit in accordance with the terms of the Escrow Agreement attached hereto as Exhibit E. That percentage of Adjusted Valuation Shares which has been paid to Seller will be paid to Seller on the shares released to increase the Adjusted Valuation Shares.

  (c) Payment of Adjusted Valuation Shares.The Adjusted Valuation Shares will be paid to Seller in accordance with the following number of shares and subject to the terms set forth below:

(a) Shares Payable in First Twelve Months Following Closing:

(i) Buyer shall pay and deliver 5,000,000 shares of Buyer’s Parent’s restricted common stock to the Seller on Closing. Such shares shall vest equally over a three year period with one-third vesting on the first anniversary date following closing and one-third on each of the next two subsequent anniversary dates. Such shares shall include a legend which prohibits sale or transfer of shares until vested and which will be removed upon vesting.

(ii) If after closing total sales of Buyer in the twelve month period following closing reach 1.1 Million Dollars ($1,100,000) and the gross profit percentage as defined below is no less than forty percent (40%), then Buyer shall pay and deliver an additional 416,667 shares of Buyer’s Parent’s common stock to Seller for an aggregate of 5,416,667 shares at the end of the first twelve month period.

(iii) If Buyer’s total sales in the twelve month period following closing reach 1.5 Million Dollars ($1,500,000) and the gross profit percentage is no less than forty percent (40%), then Buyer shall pay and deliver an additional 416,667 shares of Buyer’s Parent’s common stock to Seller for an aggregate of 5,833,334 shares at the end of the first twelve month period.

(b) Shares Payable in Second Twelve Months Following Closing:

(i) If Buyer’s total sales in the second twelve month period following closing reach 1.2 Million Dollars ($1,200,000) and the gross profit percentage as defined below is no less than forty percent (40%), then Buyer shall pay and deliver an additional 2,916,667 shares of Buyer’s Parent’s common stock to Seller at the end of the second twelve month period.

(ii) If Buyer’s total sales in the second twelve month period following closing reach Two Million Dollars ($2,000,000) and the gross profit percentage as defined below is no less than forty percent (40%), then Buyer shall pay and deliver an additional 1,458,333 shares of Buyer’s Parent’s common stock to Seller at the end of the second twelve month period for an aggregate of 4,375,000 shares.

(iii) If Buyer’s total sales in the second twelve month period following closing reach Two and One-half Million Dollars ($2,500,000) and the gross profit percentage as defined below is no less than forty percent (40%), then Buyer shall pay and deliver an additional 1,458,333 shares of Buyer’s Parent’s common stock to Seller at the end of the second twelve month period for an aggregate of 5,833,333 shares.

(c) Shares Payable in Third Twelve Months Following Closing:

(i) If Buyer’s total sales in the third twelve month period following closing reach 2 Million Dollars ($2,000,000) and the gross profit percentage as defined below is no less than forty percent (40%), then Buyer shall pay and deliver an additional 2,916,667 shares of Buyer’s Parent’s common stock to Seller at the end of the third twelve month period.

(ii) If Buyer’s total sales in the third twelve month period following closing reach Two and One Half Million Dollars ($2,500,000) and the gross profit percentage is no less than forty percent (40%), then Buyer shall pay and deliver an additional 1,458,333 shares of Buyer’s Parent’s common stock to Seller at the end of the third twelve month period for an aggregate of 4,375,000 shares.

(iii) If Buyer’s total sales in the third twelve month period following closing reach Three and One-half Million Dollars ($3,500,000) and the gross profit percentage is no less than forty percent (40%), then Buyer shall pay and deliver an additional 1,458,333 shares of Buyer’s Parent’s common stock to Seller at the end of the third twelve month period for an aggregate of 5,833,333 shares.

(d) If the gross profit percentage in any of these twelve month periods is less than 40% but at least 25%, then the Buyer shall pay Seller a portion of the indicated Stock Portion for each twelve month period in accordance with the following schedule:

Gross Profit %	Payout %
Less than 25%	-0-%
25%	50%
25% to 40%	Prorated from 50% to 100%
40%	100%

For all purposes of Sections 3.2 and 3.3, Gross Profit shall mean reported Revenues, as included in the audited financial statements of Buyer less all compensation costs, including employee benefits and subcontractor costs, plus direct materials of Buyer. The calculation of compensation costs shall include 50% of the compensation costs for David Hyams and 80% of the compensation costs for Lloyd Spencer regardless of the legal entity within Buyer or Buyer’s Parent that pays the compensation costs for Messrs. Hyams and Spencer. Gross Profit percentage shall mean Gross Profit divided by Total Revenues.

As further discussed in Section 3.2 (b) of this Agreement, an adjustment will be made to the payment of the Valuation Shares if the net amount of the adjustment as determined in Section 3.2 (b) of this Agreement is negative. Up to $98,168.33 of such negative adjustment will be applied against shares paid at the then prevailing stock price, based upon the closing stock price of Buyer’s Parent on the date immediately before such payment.

Notwithstanding the schedule shown above, in the event that Buyer’s Parent enters a binding agreement to sell all or substantially all of its stock or its assets or all or substantially all of the stock of Buyer or the assets acquired from Seller prior to receipt of all of the stock portion of the purchase price to be paid hereunder, then the remaining portion of the stock purchase price including both the guaranteed shares and the contingent shares based on Sales and Gross Profit performance shall be delivered to the Seller immediately prior to the sale.

3.4      Allocation. The Purchase Price shall be allocated in accordance with Schedule 3.4. After the Closing, the parties shall make consistent use of the allocation specified in Schedule 3.4 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within one hundred fifty (150) days after the Closing Date to be filed with the IRS. In any proceeding relating to the determination of any Tax, neither Buyer nor Seller nor any of Seller’s shareholders shall contend or represent that such allocation is not a correct allocation.

3.4
Sales Tax on Transaction. Seller shall be liable for any sales tax payable on the sale of the Assets. If Buyer is assessed any sales or use tax, and related interest and penalties on the purchase of the Assets by any taxing authority, Seller shall reimburse Buyer for the full amount of the assessment within 30 days of the buyer notifying Seller of the assessment.

3.5
If the Buyer’s Parent, at any time while this Agreement is in place and through the term of the payment of the Stock Portion of the Purchase Price as described in Section 3.3 of the Agreement, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the amount of the Valuation Shares to be paid shall be adjusted on a direct basis so that the amount of the Valuation Shares increase or decrease in accordance with such actions.

ARTICLE IV
THE CLOSING

4.1          Closing. The closing of the purchase and sale of the Assets hereunder (the "Closing") shall take place on May 15, 2006 (the “Closing Date”). The Closing shall take place at the offices of Buyer in Fort Myers, Florida. The Closing shall be effective as of the close of business on the Closing Date.

4.2	Delivery of Items by Seller. Seller shall deliver to Buyer at the Closing the items listed below:

(a)
a copy, certified by the Secretary of Seller, of resolutions duly adopted by the Board of Directors of Seller and by the shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b)	a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 9.1(a);

(c)	the Bill of Sale, duly executed by Seller;

(d)	physical possession of the Assets where located;

(e)	assignment of the Assumed Contracts, duly executed by Seller;

(f)	assignment of all other intangibles;

(g)	assignment of all developed software and source codes for all developed software, and

(h)	such other documents, instruments or certificates as Buyer may reasonably request.

4.3	Delivery of Items by Buyer. Buyer shall deliver to Seller at the Closing the items listed below:

(a)	a copy of resolutions duly adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b)	a certificate duly executed by Buyer, certifying as to the matters set forth in Section 9.2(a);

(c)	assignment of the Assumed Contracts, duly executed by Buyer;

(d)	a wire transfer or check to the Seller in the amount of Thirty Thousand Dollars ($30,000);

(e)	a Promissory Note in the amount of Seventy Thousand Dollars ($70,000);

(f)	a contingent performance promissory note for an amount up to $350,000; and

(g)	such other documents, instruments or certificates as Seller may reasonably request.

(h)	a corporate guaranty executed by Innova Holdings, Inc.

(i)	satisfactory employment agreements between Buyer and Seller’s key employees.

ARTICLE V
PRORATIONS AND ACCRUALS

5.1
2005 Personal Property Taxes. Personal property taxes, if any, applicable to the Assets for 2006 shall be prorated as of the Closing based upon 105% of the personal property taxes assessed for the year 2005.

5.2	Utilities. Utility charges for the billing periods in which the Closing occurs will be apportioned between Buyer and Seller based on actual meter readings as of the Closing.

5.3
Credit for Employee Vacation and Sick Pay. Buyer shall be entitled to a credit against the Purchase Price for the amount of all accrued but unpaid employee vacation and sick pay due as of the Closing Date (the “Employee Accrual”) to the Employees, as shown on Schedule 5.4.

5.4	Costs Under Assumed Contract. All costs, charges or prepayments paid or payable by or to Seller under any Assumed Contracts will be prorated as of the Closing Date, as shown on Schedule 5.4.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer:

6.1
Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted, including, without limitation, the Business. Other than Washington, there are no jurisdictions in which the nature of the Business or the ownership, leasing or holding of the Assets makes qualification as a foreign corporation necessary, except for jurisdictions where the failure to do so as a foreign corporation necessary, except for jurisdictions where the failure to be so qualified or licensed will not have, individually, a material adverse effect on the Business.

6.2
Powers: Execution. Seller has all requisite corporate power and authority (i) to own and operate the Assets; (ii) to conduct the Business; and (iii) to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by Seller pursuant to this Agreement (such other agreements and documents, the "Seller Ancillary Agreements"). The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement is, and this Agreement and the Seller Ancillary Agreements will be as of the Closing, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally and general equity principles.

6.3	Breach of Statute or Contract.

(a)
Neither the execution and delivery of this Agreement by Seller nor compliance by Seller with the terms and provisions of this Agreement (a) will, except as set forth on Schedule 6.3(a), (i) conflict with, (ii) result in a breach of any of the terms, conditions or provisions of, (iii) constitute a default under, or (iv) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any third party under the terms of any material Contract or other instrument to which Seller is a party or by which Seller is bound; (b) will result in the creation or imposition of any Encumbrance upon or give to others any interest or rights in or with respect to any of the Assets; or (c) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Seller, the Assets or the Business.

(b)
No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Seller of the transactions contemplated hereby.

6.4
No Litigation. Except as set forth on Schedule 6.4, there is no pending or, to the knowledge of Seller, threatened Litigation (or, to the knowledge of Seller, any inquiry or investigation of any governmental authority) involving Seller or that questions the validity of this Agreement, or any action taken, or to be taken, by Seller in connection with this Agreement or that otherwise relates to the Assets or the Business. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Seller, or by which Seller or any of the Assets is or may be bound which relates to the transactions contemplated by this Agreement, the Assets or the Business.

6.5
Legal Compliance. Seller is not in any material violation of any provision of its organizational documents or of any other instrument, permit, decree, or order. Seller has operated and is currently operating the Business and has maintained the Assets in material conformity with all applicable laws, ordinances, regulations and directives (including, without limitation, those pertaining to public health or worker safety, but excluding those pertaining to the environment or the management of pollution or hazardous materials, which are governed by Section 6.14). Seller has in force all Permits (including environmental Permits) necessary to conduct the Business.

6.6	Financial Statements.

(a)
Seller has delivered to Buyer copies of the Financial Statements. The Financial Statements are true and complete in all material respects and were prepared in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements fairly set forth the results of operations and financial position of the Business, for the period or as of the date indicated, as applicable.

(b)
Since the date of the Financial Statements, except as set forth on Schedule 6.6(b), Seller (i) has not incurred any material obligation or liability (absolute, accrued, contingent or otherwise) whether due or to become due, other than in the ordinary course of business consistent in nature and amount with those incurred in comparable prior periods; (ii) has not mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any material portion of the Assets; (iii) has not discharged, satisfied or paid any material lien, charge, encumbrance or other obligation other than those then required to be discharged, satisfied or paid; (iv) has not sold, transferred, leased to others or otherwise disposed of any material portion of its assets other than in the ordinary course of business; (v) has not canceled or compromised any debt or claim owed to Seller or released any right of Seller of material value; and (vi) has not received any notice of termination or non-renewal of any material Assumed Contract or Permit of Seller.

6.7          Title to and Condition of the Assets.

(a)
The Assets (in the case of leased assets, Seller’s leasehold interest therein) are free and clear of all security interests, encumbrances, liens, mortgages, pledges, charges, conditional sale or title retention agreements and restrictions, except liens for property taxes not yet due and payable, and those security interests described on Schedule 6.7(a) for which full and complete releases will be obtained by Seller at or prior to the Closing. Except as set forth on Schedule 6.7(a), there are no currently effective Uniform Commercial Code financing statements of record covering any of the Assets.

(b)
Schedule 2.1(a) is a complete and correct list of all Tangible Personal Property of Seller related to or used in connection with the Business. Each item listed on Schedule 2.1(a) is in good condition and repair (subject to ordinary course wear and tear, maintenance and repairs) and all such items are sufficient in the aggregate to operate the Business in the ordinary course.

6.8
Contracts. The items listed on Schedule 6.8 include all Contracts to which Seller is a party or by which Seller is bound, which relate to the conduct of the Business or Seller's ownership or operation of the Assets. All of the Assumed Contracts are in full force and effect, and neither Seller, nor, to the knowledge of Seller, any other party thereto, is in default in respect of any of the terms or provisions thereof. Except as listed on Schedule 6.8, there are no disputes or disagreements pending or, to the knowledge of Seller, threatened among Seller, and any other party under any of the Assumed Contracts, and, to the knowledge of Seller, there is no basis for any such dispute or disagreement. True and correct copies of the written Assumed Contracts have been delivered or made available to Buyer prior to the date hereof.

6.9
Intellectual Property. Except for Intellectual Property licensed from a third party under any of the Assumed Contracts, the Intellectual Property listed on Schedule 6.9 (i) includes all of the Intellectual Property necessary to conduct the Business substantially as conducted on the date hereof and (ii) is owned by Seller. Except as indicated on Schedule 6.9, Seller has not granted, licensed, sublicensed, assigned, transferred or otherwise conveyed any right, title or interest in or to any of its Intellectual Property to any other person, and, to the knowledge of Seller, no person or entity other than Seller has any right to use, license, sublicense or operate under any of its Intellectual Property. None of Seller's Intellectual Property is subject to any pending or, to the knowledge of Seller, threatened challenge or reversion. To the knowledge of Seller, the use of its Intellectual Property by Seller does not infringe on any proprietary right, trademark, trade name or service mark of any other party, nor has Seller received any written notice of any allegation thereof

6.10
Insurance. Except as set forth on Schedule 6.10, there are no claims which relate to the Business or the Assets currently pending under any of Seller's insurance policies and, to the knowledge of Seller, there is no basis for any such claims. Copies of all of Seller's insurance policies which relate to the Business or the Assets have been provided to Buyer.

6.11
Related Party Transactions. Except as set forth on Schedule 6.11, none of the Assumed Contracts is between or among Seller, on the one hand, and any shareholder of Seller or any party in any way affiliated with any shareholder of Seller or Seller, on the other hand.

6.12
Employees and Agents. Schedule 6.12 is a complete and correct list of all current employees of Seller as of the date hereof (the "Employees"). Except as set forth on Schedule 6.12 and except as may be otherwise construed by law, all of the Employees are employed by Seller on an at-will basis. Schedule 6.12 indicates, as to each Employee as of the date hereof, (i) full or part time status; (ii) job title and function; and (iii) date of hire by Seller. Except as set forth in Schedule 6.12, none of the Employees has notified Seller as of the date hereof that such Employee intends to terminate his or her employment with the Business.

6.13
Tax Returns and Payments. Except as set forth on Schedule 6.13, all tax returns and reports of Seller required to be filed on or before the date hereof have been duly prepared and timely filed on or before such date, and all Taxes with respect to such returns and reports have been timely paid. All tax returns and reports of Seller required to be filed after the date hereof in respect of any period prior to or through the Closing Date will be duly prepared and timely filed, and all Taxes with respect to such returns and reports will be timely paid by Seller. Seller has fully accrued on its books and has established adequate reserves for all Taxes payable but not yet due. Except as set forth on Schedule 6.13, there are no tax liens on any of the Assets, and there is no basis for the assertion of any such tax liens. Except as set forth on Schedule 6.13, there are no actions or proceedings currently pending or, to the knowledge of Seller, proposed or threatened by any taxing authority against Seller.

6.14	Environmental Matters.

(a)	Seller is in compliance in all material respects with all applicable Environmental Laws in respect of the Business and the Assets.

(b)
Seller has not received notice or indication advising that Seller is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of any Hazardous Materials arising from current or past activities or operations of Seller in connection with the Business.

(c)
For purposes of this Agreement, "Environmental Law" means any law, statute, ordinance, rule, regulation or order relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Material. "Hazardous Material" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyl (PCBs); (b) any chemicals, materials, substances or wastes which are now or hereafter become defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority.

6.15 Employee Benefit Plans.

(a)
Schedule 6.15 contains a list identifying each Employee Benefit Plan which is an "employee benefit plan" (as defined in Section 3(3) of ERISA), which is maintained or contributed to by Seller and covers any Employee or former employee of Seller or under which Seller has any liability (the "ERISA Plans"). Copies of the ERISA Plans, including any amendments (and, if applicable, related trust agreements and insurance contracts) have been made available to Buyer together with the summary plan description, the most recent determination letter, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any such plan.

(b)
No "accumulated funding deficiency" (as defined in Section 412 of the Code) has been incurred with respect to any ERISA Plan subject to Title IV of ERISA, whether or not waived. No "reportable event" (within the meaning of Section 4043 of ERISA) and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any ERISA Plan other than any event which would not, individually or in the aggregate, be reasonably expected to have a Seller MAE. No condition exists and no event has occurred that could constitute grounds for involuntary termination by the Pension Benefit Guaranty Corporation of any ERISA Plan. Seller has never had, and will not have as of the Closing Date, any obligation to contribute to a multiemployer pension plan covered under Title IV of ERISA. Neither Seller nor any Seller ERISA Affiliate has any material unsatisfied liability under Title IV of ERISA. For purposes of this Section, "Seller ERISA Affiliate" means any other person which, together with Seller, would be treated as a single employer under Section 414 of the Code.

(c)
Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and that the related trust is exempt from tax under Section 501(a) of the Code, and to the knowledge of Seller, is so qualified and exempt.

6.16
Computer Software. Except for the software listed in Schedule 6.16 being acquired hereunder, all computer programs and software material to the conduct of the Business (i) are regularly and commercially available without restriction on an “over-the-counter” or “off-the-shelf” basis and have been so acquired by Seller and (ii) have not been written or designed or materially modified specifically for Seller. To the knowledge of Seller, all computer software used by Seller or installed on any computers owned or used by Seller in connection with the Business is either (i) owned by Seller or (ii) used pursuant to valid and effective licenses from the owners thereof. To the knowledge of Seller, Seller is not in breach or default under any of such licenses, and has not received any written notice suggesting or alleging that any such breach or default has occurred or that Seller is using or has used any computer software without an appropriate license therefrom.

6.17
Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is relying thereon in entering into, and performing its obligations under, this Agreement.

6.18
No Undisclosed Liabilities. Except as and to the extent reflected in or reserved against in the Financial Statements or as set forth on the schedules hereto, and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice which would not, individually or in the aggregate, give rise to a Seller MAE, Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the Business which would be required to be reflected in or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company prepared in accordance with GAAP.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER’S PARENT

Each of Buyer and Buyer’s Parent hereby makes the following representations and warranties to Seller:

7.1
Organization and Good Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer’s Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2
Powers; Execution. (a) Buyer has all requisite power and authority (i) to own and operate its assets; (ii) to conduct its business; and (iii) to execute, deliver and perform this Agreement and all other agreements to be executed and delivered by Buyer pursuant to this Agreement (such other agreements, the “Buyer Ancillary Agreements"). The execution and delivery of this Agreement and the Buyer Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and this Agreement and the Buyer Ancillary Agreements will be as of Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally and general equity principles.

7.3	Breach of Statute or Contract.

(a)
Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with the terms and provisions of this Agreement (a) will conflict with or result in a breach of any of the terms, conditions or provisions of any contract or other instrument to which Buyer or Buyer’s Parent is a party or by which Buyer is or may be bound or constitute a default thereunder, or (b) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Buyer.

(b)
No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Buyer or Buyer’s Parent of the transactions contemplated hereby. Except as set forth on Schedule 7.3(b), the transactions contemplated hereby will not require Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any third party under the terms of any Contract or other instrument to which Buyer is a party or by which Buyer is bound.

7.4
No Litigation. There is no pending or, to the knowledge of Buyer or Buyer’s Parent, threatened Litigation involving Buyer or Buyer’s Parent that questions the validity of this Agreement, or any action taken, or to be taken, by Buyer or Buyer’s Parent in connection with this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Buyer or Buyer’s Parent or by which Buyer or Buyer’s Parent is or may be bound which relates to the transactions contemplated by this Agreement.

ARTICLE VIII
CONDUCT OF THE BUSINESS

8.1	Conduct of Business. Seller covenants and agrees with Buyer that between the date of this Agreement and the Closing Date, except as provided on Schedule 8.1:

(a)	The Business will be conducted by Seller in the ordinary course and in the same manner as heretofore conducted, subject to matters beyond Seller's reasonable control.

(b)	Seller will maintain, or cause to be maintained, insurance on the Assets and the Business substantially as heretofore in effect.

(c)
Without Buyer's prior written approval, no increase in either the base pay, commission rate, bonus or other compensation to any of the Employees will be announced, instituted or paid (except for normal increases and earned bonuses given in the ordinary course of business).

(d)
(i) Without prior notification to Buyer, no material contract or commitment related to the Business or the Assets will be entered into by Seller; and (ii) without Buyer's prior written approval, no contract or commitment related to the Business or the Assets will be entered into by Seller outside of the ordinary course of business.

(e)
(i) Without prior notification to Buyer, none of the Assumed Contracts will be terminated, extended or amended by Seller in any material respect; and (ii) without Buyer's prior written approval, none of the Assumed Contracts will be terminated, extended or amended by Seller in any respect outside of the ordinary course of business.

(f)	Seller will notify Buyer of the withdrawal of any shareholder of Seller or the termination of any such membership by the board of directors of Seller.

(g)	Seller will use commercially reasonable efforts to maintain the existing good condition and repair of the Assets.

(h)
Seller will not sell, transfer, license, otherwise dispose of (other than in the ordinary course of business), or create or permit to become effective any Encumbrance on, any of the Assets (other than the Permitted Encumbrances), nor will Seller agree or commit to do any of the foregoing.

(i)
Upon receipt of actual knowledge thereof, Seller will promptly advise Buyer of the commencement or threat against Seller of any material Litigation relating to or affecting Seller, the Business or the Assets.

(j)
Neither Seller nor any of its representatives will, directly or indirectly, solicit, review, discuss, negotiate or otherwise consider or accept any inquiry or proposal relating to the sale of any of the Assets or the Business.

For purposes of this Section 8.1 only, "outside of the ordinary course of business" means (i) not reflected in the operating budget of Seller, and (ii) not required by any governmental or regulatory authority.

8.2
Access to Information. From the date of this Agreement to the Closing Date, Seller shall provide Buyer and its representatives with reasonable access, during normal business hours and upon advance notice, to the Employees, books and records and operations of the Business for Buyer's continuing review of the Business and the preparation of an integration and transition plan for the Business and the Employees of Seller hired by Buyer.

8.3
Best Efforts. From the date of this Agreement to the Closing Date, Buyer and Seller shall use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, in the case of Buyer, furnishing necessary security deposits and other customary financial information to third parties in connection with the assignment of any of the Assumed Contracts (other than those security deposits that were previously paid by Seller under such Assumed Contracts and that are included in the Assets) .

8.4
Public Statements. Prior to the Closing Date, no party hereto shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except as may be required by law.

8.5
Litigation. Between the date hereof and the Closing Date, upon receipt of actual knowledge thereof, each party hereto will promptly advise the other party hereto of the commencement or threat of any Litigation relating to or affecting the transaction contemplated by this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING; TERMINATION

9.1	Conditions to the Obligations of Buyer to Close. The obligation of Buyer to close hereunder shall be subject to satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

(a)
Each of the representations and warranties of Seller made in or pursuant to this Agreement shall be true and correct as of the Closing Date, except that such representations and warranties expressly made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all respects;

(b)	Seller shall not be experiencing a Seller MAE.

(c)	No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(d)	Seller shall have obtained the third-party consents described on Schedule 9.1(d).

9.2
Conditions to the Obligations of Seller to Close. The obligations of Seller to close hereunder shall be subject to satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

(a)
Each of the representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except that such representations and warranties expressly made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Buyer to be performed on or prior to Closing shall have been duly performed in all material respects.

(b)	No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(c)	Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, duly executed copies of the Assignment and Assumption, and the other Closing deliveries contemplated by Section 4.3.

(d)	Buyer or Buyer’s Parent shall not be experiencing a Buyer’s MAE.

9.3          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)
by either Buyer or Seller if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, (i) restraining, (ii) enjoining, (iii) prohibiting or (iv) otherwise preventing the parties from the practical realization of the benefits contemplated by this Agreement and all appeals and means of appeal therefrom have been exhausted, and, in the case of clause (iv), Buyer and Seller have used their respective best efforts to negotiate a mutually-satisfactory alternative, but have failed to reach an agreement on any such alternative.

9.4
Effect of Termination. If this Agreement is terminated pursuant to Section 9.3(a) hereof, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto. In the event of any other termination, the parties shall retain any and all rights, claims or causes of action in existence at the time of such termination which are based upon, or arose incidental to a breach of any covenant, representation or warranty made hereunder.

ARTICLE X
INDEMNITEES

10.1
Survival. All of the representations, warranties, agreements and covenants contained in this Agreement shall be continuing and shall survive the Closing; provided that the representations and warranties of Seller contained in Article VI and of Buyer contained in Article VII shall survive the Closing until the date that is thirty-six(36) months after the Closing Date. Notwithstanding the preceding sentence, the expiration of any representation or warranty shall not be applicable to any claim as to which specific, written notice has been delivered to the other party prior to the applicable expiration date pursuant to Section 10.4.

10.2
General Indemnification by Seller. Seller agrees, subject to the other provisions of this Article X, to protect, defend, indemnify and hold harmless Buyer, its employees, representatives and affiliates and their respective successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses of any nature (including reasonable attorney's fees) resulting from or relating to (a) the Retained Liabilities; or (b) any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Seller contained in this Agreement.

10.3
General Indemnification by Buyer. Buyer agrees, subject to the other provisions of this Article X, to protect, defend, indemnify and hold harmless Seller, its employees, representatives and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses of any nature (including reasonable attorney's fees) resulting from or relating to (a) the Business or the Assumed Liabilities; or (b) any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Buyer contained in this Agreement.

10.4
Notification of Claims. The parties hereto shall provide each other with (a) written notice of all third party actions, suits, proceedings, claims, demands or assessments subject to the indemnification provisions of this Article X (collectively, 'Third Party Claims") brought at any time following the Closing Date within 30 days of the date such Third Party Claim arises, and (b) prompt written notice of all other claims or demands for indemnification pursuant to the provisions of this Article IX; provided, however, that the failure to provide timely notice shall not affect the indemnification obligations of any party except to the extent such party shall have been materially prejudiced as a result of such failure. The party against whom a Third Party Claim is brought shall make available to the indemnifying party all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice, subject to the indemnified party's right to participate in the defense. The indemnified party shall have the right to elect to join or participate in the defense of any Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event consent is so withheld, the indemnifying party shall have no liability in excess of the settlement amount for which consent was sought.

10.5
Mitigation, Etc. Any party seeking indemnification for any damages for which it is entitled to seek indemnification shall use its best efforts to mitigate its damages in connection with such indemnity claim. The indemnification obligation of any party shall be adjusted so as to give credit to such party for (i) any tax benefits, to the party seeking indemnification, calculated at the marginal U.S. federal and state corporate tax rates, resulting from the claim for indemnification, except that tax benefits relating to timing differences shall be valued at net present value with a discount rate equal to the indemnified party's average cost of capital for the previous year, or (ii) any other recovery available to the party being indemnified, including, without limitation, insurance, net of any retro-premium adjustment or similar program or plan, and contractual or other rights to indemnification available from third parties.

ARTICLE XI
COVENANT NOT TO COMPETE

11.1
Non-Competition. CoroWare, Inc.. agrees that at no time for a period of four (4) years after the date hereof shall such parties, directly or indirectly, whether as owner, employee, consultant, representative, trustee, member, partner, proprietor or otherwise:

(a)	Acquire an ownership interest in, work for, render advice or assistance to or otherwise engage in or enter into any aspects of the business of any “Competitor” (as defined below); or

(b)
Contact, solicit or entice, or attempt to contact, solicit or entice, any “Customer” or “Supplier” of the Business so as to cause, or attempt to cause, any of said Customers or Suppliers not to do business with the Buyer or to purchase products or services sold by the Buyer from any source other than the Buyer;

(c)
Induce, or attempt to induce, any person who is then currently an employee of the Buyer to accept employment with the Seller, any affiliate of the Seller or a Competitor, or hire any person who is then currently an employee of the Buyer; or

(d)
Use or disclose directly or indirectly to any person outside of the Buyer any information of a secret or confidential nature (but this restriction shall not apply to general “know-how” acquired in the conduct of the Buyer’s business). For the purposes of this Agreement, the term “information of a secret or confidential nature” shall mean information of any nature and in any form:

(i)           Which is the property of the Buyer;

(ii)	Which at the time or times concerned is not generally known to other persons engaged in business similar to those conducted by the Buyer;

(iii)	Which relates to any one or more of the aspects of the Buyer’s business; and,

(iv)	Which confers, or tends to confer, a business advantage upon a party possessing such information.

Information of a secret or confidential nature may include, without limitation, proprietary trade secrets, customer lists, supplier lists, software and software source codes, internal price lists, manufacturing methods and financial data.

11.2
Definition. For purposes of this Article XI, the term “Competitor” shall mean any business, incorporated or otherwise, which sells products or provides services competitive with those sold or provided by the Business as of the date hereof, and the terms “Customer” and “Supplier” shall mean those persons or entities to whom or from which Seller sold or purchased or attempted to sell or to purchase assets used in or sold by the Business during the last twenty-four (24) months prior to the Closing Date. Notwithstanding the foregoing, nothing in this Article XI shall be construed to prohibit Seller from doing business with any Competitor or Customer to the extent such matters are not competitive with the Business, as currently conducted.

11.3
Covenants Reasonable. Seller acknowledges that it and its affiliates possess valuable and unique information and experiences concerning the business of the Buyer and that any activities in violation of the provisions of this Article XI would have a material and adverse effect upon the Buyer. Accordingly, Seller acknowledges that the scope and substance of the covenants contained herein are fair and reasonable, have been bargained for in arms’ length dealings, and do not deprive it or its affiliates of an opportunity to earn a livelihood.

11.4
Enforcement. In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this Article XI, Seller acknowledges and agrees that Buyer shall be entitled to an injunction by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof. Seller further agrees that if any of the covenants set forth herein shall at any time be rendered invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

ARTICLE XII
FURTHER COVENANTS

12.1
Mail and Communications. Seller shall promptly remit to Buyer any checks, cash, payments, mail or other communications relating to the Assets or the Business which are received by Seller after the Closing Date. Buyer shall promptly remit to Seller any checks, cash, payments, mail or other communications relating to the Excluded Assets or the Retained Liabilities which are received by Buyer after the Closing Date.

12.2
Taxes. All tax returns and reports of Seller required to be filed after the Closing Date in respect to any period prior to or through the Closing Date will be duly and timely filed, and all Taxes upon Seller, the Assets or the Business which are due and payable in respect to such periods, will be paid by Seller. Buyer shall pay when due any sales, transfer, excise, value added or other Taxes which may be imposed by any state or governmental agency in connection with the sale and transfer of the Assets to Buyer.

12.3
Access to Records. After the Closing Date, (a) Buyer shall give to Seller such access to the available books and records of the Business included in the Assets during normal business hours upon reasonable advance notice as may be reasonably required by Seller for tax, audit or other business purposes, and (b) Seller shall give to Buyer such access to any available books and records (including, without limitation, audit workpapers, and other records) of Seller relating to the Business during normal business hours upon reasonable advance notice as may be reasonably required by Buyer for securities reporting, tax, audit or other business purposes. Buyer shall maintain all such books and records for a period of seven (7) years after the Closing Date.

12.4
Further Assurances. Upon the request and at the expense of Buyer, but without further consideration, Seller shall do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the efficient transferring, conveying and assigning to Buyer, or for aiding and assisting in the reducing to possession by Buyer, of any of the Assets.

12.5
Expenses and Finder's Fees. Seller, on the one hand, and Buyer, on the other hand, shall each bear their own expenses incurred in connection with the negotiation, execution and performance of this Agreement. The parties each represent and warrant that they have not engaged or dealt with any broker, investment banker, finder, or agent so as to create or incur any obligation for any brokerage fees, finder's fees or other commissions in connection with this Agreement or the consummation of the transaction contemplated hereby.

12.6
Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of any bulk sales, bulk transfer or similar laws applicable to the transfer of the Assets pursuant to this Agreement, and Seller hereby agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance to the extent that such liabilities do not constitute Assumed Liabilities.

12.7	Insurance. Seller shall cause Buyer to be added as a named insured to each of Seller's insurance policies, to the extent permitted by such policies, effective as of the Closing Date.

12.8
Change of Name. On or before the Closing Date, Seller shall (a) amend its governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to CoroWare, Inc.

12.9
Unemployment Insurance Account. If Buyer elects, Seller shall take all steps necessary to transfer its unemployment insurance reserve account with the State of Washington to the Buyer to the extent allowed by law.

ARTICLE XIII
GENERAL

13.1
Waiver. Any failure of any of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other party. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

13.2
Notices. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 13.2:

If to Seller, to:	CoroWare, Inc 677 120th Ave. NE, #153 Bellevue, WA 98005 ATTENTION: Lloyd T. Spencer

If to Buyer, to:	Innova Holdings, Inc 17105 San Carlos Blvd Suite A6151 Fort Myers Beach, Florida 33931 ATTENTION: Walter K. Weisel

with a copy to:	Linda Robison 2659 West Gulf Drive, Unit B-102 Sanibel, FL 33948

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

13.3
No Third Party Beneficiaries. Neither this Agreement nor any provision hereof, nor any Schedule hereto or document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

13.4	Headings. Captions and paragraph headings used herein are for convenience only, are not a part of this Agreement and shall not be used in construing it.

13.5
Entire Agreement. The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement, together with the Schedules and the other agreements and documents referred to herein, embodies the entire understanding of the parties hereto and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof; except as specifically referenced herein. This Agreement may be amended or modified only by a written instrument signed by the parties. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.

13.6	Counterparts. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.7
Assignability. None of the parties hereto may assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Any impermissible attempted assignment of this Agreement without such prior written consent shall be void.

13.8	Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

13.9
Knowledge. Except as otherwise expressly provided for herein, the term "Seller's knowledge," or words to that effect shall mean the knowledge of Lloyd Spencer and David Hyams, and the term "Buyer's knowledge," or words to that effect shall mean the knowledge of Walter Weisel and Eugene Gartlan, in each case following reasonable inquiry.

13.10
Remedies. The parties acknowledge that either party's breach of any provision of this Agreement will cause substantial, irreparable harm to the other party, which cannot be adequately compensated by monetary damages alone. In the event of either party's violation or threatened violation of any provision of this Agreement, such party agrees that the other party, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief by injunction or otherwise from any court of competent jurisdiction.

13.11
Governing Law. The parties hereto have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the substantive laws of the State of Florida without giving effect to principles of conflicts of law thereunder.

13.12
Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of which were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.

CoroWare, Inc.	CoroWare Technologies, Inc.

BY: /s/ Lloyd T. Spencer	BY: /s/ Walter K. Weisel
President	Walter K. Weisel, President

Innova Holdings, Inc. hereby guarantees all obligations of CoroWare Technologies, Inc. , including without limitation all payment and performance obligations.

Innova Holdings, Inc.

By:	/s/ Walter K. Weisel

Its:	Chairman & CEO

EXHIBITS

A - Bill of Sale

B - Promissory Note

C - Executive Employment Agreement

D - General Employment Agreement

E.   EscrowAgreement

SCHEDULES

2.1(a)	Tangible Personal Property relating to the Business
2.1(b)	Inventory
2.1(e)	All Intangible Assets with Filing or Registration
2.1(f)	Logos and Other Intellectual Property
2.1(g)	Registered Names
2.1(i)	Permits relating to the Business
2.1(j)	Assumed Contracts
2.1(k)	Telephone and Fax Numbers and E-Mail Addresses
2.1(l)	URL Sites
2.1(m)	Claims Against Seller
2.1(n)	Accounts Receivable
3.2(a)	Wire Transfer Instructions for Seller
3.4	Allocation of the Purchase Price
5.3	Employee Accrual
5.4	Costs Under Assumed Contracts
6.3(a)	Breach of Contract
6.4	Litigation
6.6(b)	Financial Statements
6.7(a)	Exceptions to Title to Tangible Personal Assets
6.8	Contracts
6.9	Intellectual Property
6.10	Insurance Claims
6.11	Related Party Transactions
6.12	Employees
6.13	Tax Returns and Payments
6.15	ERISA Plans
6.16	Computer Software
6.17	Knowledge Concerning Condition of Premises
7.3 (b)	Buyer's Third-Party Consents
8.1	Conduct of Business
9.1(d)	Seller’s Third-Party Consents

EXHIBIT A
BILL OF SALE

Know All Men, by this Bill of Sale, made this 12 day of May 2006, CoroWare, Inc., a Washington corporation (the “Seller”), for good and valuable consideration to this day paid by CoroWare Technologies, Inc., a Florida corporation (the “Buyer”), receipt and sufficiency of which consideration is hereby acknowledged by Seller, does hereby bargain, grant, sell, convey, assign, transfer and deliver to Buyer, and its successors and assigns pursuant to the terms and provisions of that certain Asset Purchase Agreement dated on even date herewith by and between Seller and Buyer (the “Asset Purchase Agreement”), all of the right, title and interest of the Seller in and to the Assets.

To have and to hold, the property conveyed hereby unto Buyer, its successors and assigns, absolutely and unconditionally, and Seller does hereby bind itself, its successors and assigns, to warrant and forever defend the title to such property to Buyer and its successors and assigns against every person lawfully making any claim thereto. Seller further hereby agrees that it will at any time and from time to time with the request of Buyer execute and deliver to Buyer any and all such instruments as Buyer may reasonably request for the purpose of vesting in Buyer the full right, title and interest of Seller in and to any of the Assets intended to be transferred, assigned, conveyed or delivered by the Asset Purchase Agreement or to enable Buyer to enjoy the Assets or to carry out the intent and purposes hereof.

Seller warrants that it is the owner of the Purchased Assets, has full power and authority to sell the Purchased Assets and that the Purchased Assets are free from all liens and encumbrances.

The provisions of this Bill of Sale are subject, in all respects, to the terms and conditions of the Asset Purchase Agreement and all of the representations, warranties, covenants and agreements of the parties contained therein, all of which are incorporated herein by reference and all of which shall survive the execution and delivery of this Bill of Sale to the extent set forth in the Asset Purchase Agreement. All capitalized terms not otherwise defined herein shall have the meaning set forth for them in the Asset Purchase Agreement.

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale to be effective as of the date first above written.

Seller: CoroWare, Inc.
By:
President

By:
__________________, Secretary

EXHIBIT B

PROMISSORY NOTE
(On behalf of CoroWare Technologies, Inc regarding the asset purchase agreement entered into between CoroWare Technologies, Inc., Innova Holdings, Inc. and CoroWare Inc.)

$70,000.00	Fort Myers, Florida
May 15, 2005

FOR VALUE RECEIVED, Innova Holdings, Inc. ("Maker") whose address is 17105 San Carlos Blvd, Suite A6151, Fort Myers, Florida promises to pay to CoroWare, Inc (“Payee”), whose address is 677 120th Ave NE, # 153, Bellevue, Washington the sum of Seventy Thousand Dollars ($70,000.00), without interest, payable as follows: on or prior to the date which is one month after the date hereof, the amount of Twenty Thousand Dollars ($20,000) and Ten Thousand Dollars ($10,000) in each month for five months beginning on the date which is six months after the date hereof.

1. Prepayment. This Note may be prepaid at any time, in whole or in part, without premium or penalty, but with accrued interest to the date of prepayment. All payments hereon shall be applied first to the payment of accrued interest and the balance shall be applied to principal.

3. Payment. Payment of principal and interest hereon shall be made at the address of Payee, or at any other place Payee designates in writing from time to time, and shall be in lawful money of the United States of America.

4. Acceleration of Payment. The entire principal amount hereof, together with all accrued interest, shall immediately become due and payable (without demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which Maker hereby waives) if:

a. Maker fails to pay when due any installment of interest or principal on this Promissory Note and such failure continues for a period of fifteen (15) days;

b. Maker defaults in the performance of, or compliance with, any other term, provision, covenant, or condition of this Promissory Note, or of any other agreement with Payee, and the default or noncompliance is not remedied to Payee's satisfaction within thirty (30) days after Payee gives Maker written notice of the default or noncompliance;

c. Maker suspends payment of its obligations, or admits in writing to his inability to pay its debts generally as they become due;

d. Maker makes an assignment for the benefit of creditors, or a trustee or receiver of Maker or of a substantial portion of its assets is appointed, and the trustee or receiver is not discharged within sixty (60) days;

e. Any proceeding involving Maker is voluntarily commenced by Maker under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, or a proceeding of this nature is involuntarily instituted against Maker, and Maker by any action indicates its approval of, or consent to, or acquiescence in, the proceeding, or the proceeding remains undismissed for sixty (60) days; or

f. A final judgment for the payment of money is rendered against Maker, and Maker does not discharge the judgment or procure a stay of the execution thereof within thirty (30) days after the date of entry and service of a copy of the judgment, or cause execution of the judgment to be stayed during an appeal.

5. Costs of Collection. If Maker fails to make timely the payments required hereby, Maker shall pay all cost of collection when incurred including, without limitation, actual attorneys' fees and expenses and court costs. Such costs will be added to the balance of principal and interest then due.

6. Failure or Delay Non-Waiver. Failure of the holder hereof to assert any right contained herein, or delay in asserting any such right, shall not be deemed a waiver of that right.

7. Waiver of Procedural Defenses. Maker waives demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand in connection with this Promissory Note.

8. Modifications. This Note may not be changed, modified or amended, or terminated, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement thereof is sought.

9. Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

10. Promises Binding. This Note shall be binding upon Maker and Maker's successors, and assigns.

Innova Holdings, Inc.

By:

Its:

CONTINGENT PROMISSORY NOTE
(On behalf of CoroWare Technologies, Inc regarding the asset purchase agreement entered into between CoroWare Technologies, Inc. Innova Holdings, Inc. and CoroWare Inc.)

$350,000.00	Fort Myers, Florida
May 16, 2006

FOR VALUE RECEIVED, Innova Holdings, Inc. ("Maker") whose address is 17105 San Carlos Blvd, Suite A6151, Fort Myers, Florida promises to pay to CoroWare, Inc (“Payee”), whose address is 677 120th Ave NE, #153, Bellevue, Washington 98005, the sum of up to Three Hundred Fifty Thousand Dollars ($350,000.00), without interest, subject to the contingencies set forth in that certain Asset Purchase Agreement dated May 12, 2006 by and between CoroWare Technologies, Inc and CoroWare, Inc. payable on the date which is thirty days following the date which is one year after the date hereof except for the contingent payment of $25,000 each quarter for the first twelve months from May 16, 2006, which amounts will be payable thirty days following the end of each quarter. All defined terms, not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement.

1. Prepayment. This Note may be prepaid at any time, in whole or in part, without premium or penalty, but with accrued interest to the date of prepayment. All payments hereon shall be applied first to the payment of accrued interest and the balance shall be applied to principal.

3. Payment. Payment of principal and interest hereon shall be made at the address of Payee, or at any other place Payee designates in writing from time to time, and shall be in lawful money of the United States of America.

4. Acceleration of Payment. The entire principal amount hereof, together with all accrued interest, shall immediately become due and payable (without demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which Maker hereby waives) if:

a. Maker fails to pay when due any installment of interest or principal on this Promissory Note and such failure continues for a period of fifteen (15) days;

b. Maker defaults in the performance of, or compliance with, any other term, provision, covenant, or condition of this Promissory Note, or of any other agreement with Payee, and the default or noncompliance is not remedied to Payee's satisfaction within thirty (30) days after Payee gives Maker written notice of the default or noncompliance;

c. Maker suspends payment of its obligations, or admits in writing to his inability to pay its debts generally as they become due;

d. Maker makes an assignment for the benefit of creditors, or a trustee or receiver of Maker or of a substantial portion of its assets is appointed, and the trustee or receiver is not discharged within sixty (60) days;

e. Any proceeding involving Maker is voluntarily commenced by Maker under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, or a proceeding of this nature is involuntarily instituted against Maker, and Maker by any action indicates its approval of, or consent to, or acquiescence in, the proceeding, or the proceeding remains undismissed for sixty (60) days; or

f. A final judgment for the payment of money is rendered against Maker, and Maker does not discharge the judgment or procure a stay of the execution thereof within thirty (30) days after the date of entry and service of a copy of the judgment, or cause execution of the judgment to be stayed during an appeal.

5. Costs of Collection. If Maker fails to make timely the payments required hereby, Maker shall pay all cost of collection when incurred including, without limitation, actual attorneys' fees and expenses and court costs. Such costs will be added to the balance of principal and interest then due.

6. Failure or Delay Non-Waiver. Failure of the holder hereof to assert any right contained herein, or delay in asserting any such right, shall not be deemed a waiver of that right.

7. Waiver of Procedural Defenses. Maker waives demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand in connection with this Promissory Note.

8. Modifications. This Note may not be changed, modified or amended, or terminated, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement thereof is sought.

9. Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

10. Promises Binding. This Note shall be binding upon Maker and Maker's successors, and assigns.

Innova Holdings, Inc.

By:

Its: